Exhibit 10.1

Plan Summary for Participants

Effective June 2001

Amended August 2005

Highlights

E-Z-EM, Inc. (“EZEM” or “Company”) has created this Annual Incentive Plan (“AIP” or “Plan”) to reward you for your contributions to the success of the Company through individual and corporate performance. The AIP is an incentive form of compensation designed to better align your interests with those of the Company and its stockholders. The Company believes that growth and profitability will help contribute to increased shareholder value and the Plan provides you with an opportunity to receive a bonus on an annual basis depending upon the achievement of pre-determined corporate and individual performance criteria. As a participant in the AIP, you play an important role in helping to achieve EZEM’s goals and its future success.

The AIP is designed to meet the following objectives:

•	Focus E-Z-EM’s leaders on critical objectives – corporate, business area and individual results

•	Strengthen the link between pay and overall performance

•	Offer competitive, market-based annual incentive targets and opportunities

•	Encourage and reward behavior that reflects E-Z-EM’s competencies (e.g., teamwork and collaboration, accountability for results)

•	Provide significant rewards for exceptional performance and no or little rewards for substantial underachievement

This AIP summary provides you with detailed information about Plan, including:

•	How the AIP works

•	How performance goals are established

•	How performance is measured

•	How awards are calculated

For additional information on the AIP, refer to the Total Rewards / Incentive Plan section in your Employee Performance & Total Rewards Training and Resource Guide.

Overview

As a participant in the AIP, you are eligible to receive an annual incentive award based on E-Z-EM’s performance and your overall performance during each fiscal year. Your award opportunity is expressed as an annual incentive target and range, stated as a percentage of your actual base salary.

As an overview, the AIP includes the following features:

•	Each AIP year begins on the first day of E-Z-EM’s fiscal year.

•	The Plan consists of two performance components, corporate and individual, and are weighted differently depending upon your position in the Company.

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At the beginning of each fiscal year, corporate financial performance objectives are established by the Company’s Board of Directors (“Board”) or the Compensation Committee of the Board (“Committee”). You and your manager will also establish a performance plan detailing your individual performance goals which include results-based objectives and competency objectives for the year.

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At the end of the fiscal year, the Company’s performance is compared to the corporate goals and the percent of incentive target achieved is determined for the corporate component of your annual incentive award opportunity.

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Additionally, at the end of the fiscal year, your overall performance, including individual goals, are assessed and the percent of incentive target achieved is determined for the individual component of your annual incentive award opportunity.

•	In general, AIP awards, if earned, are paid in August following the completion of each fiscal year.

Incentive Award Opportunity

At the beginning of each fiscal year, eligible participants are notified of their participation for the new fiscal year and the incentive opportunity established for their incentive band. Incentive award opportunities are stated as an annual incentive target, threshold, and range based on a percentage of your base salary.

The incentive target indicates the percentage of your base salary that you are eligible to receive as an AIP award if the targeted performance goals (corporate and individual) are achieved.

The incentive threshold indicates the percentage of your base salary that you are eligible to receive as an AIP award for the minimum level of acceptable performance. This is the point below which no AIP award is earned for the performance component.

The incentive range indicates the minimum and maximum AIP award percentages that you can receive, depending on the attained performance levels. At the beginning of each fiscal year, the Company will provide you with the minimum threshold level of achievement as well as the potential minimum and maximum payout level and corresponding payout curves.

Under the AIP, the incentive ranges and assignment of E-Z-EM’s job positions to the incentive bands are based on competitive market practices and the determination of management and the Committee.

The actual value of your incentive award will depend on actual performance levels achieved during the fiscal year, referred to as the “% of Incentive Target Achieved.” This percentage is calculated for both the corporate and individual performance components.

More Details about Performance Criteria, Minimum and Maximum Payouts, Limitations and Payout Curves

At the start of each fiscal year, the Company will provide you with the specific details about the AIP for the upcoming fiscal year, including the corporate (financial) performance objectives, a copy of your individual performance objectives (Performance Plan), the minimum threshold amounts, if any, minimum and maximum payouts and any limitations, and payout curves for each component.

Components of Performance:

Corporate Objectives & Individual Performance

Your annual incentive opportunity is comprised of two components:

•	Corporate Performance

•	Individual Overall Performance

At the beginning of each fiscal year, corporate performance objectives are established relative to key financial performance measures by the Board or the Committee. These measures and corresponding objectives are used as the basis for measuring the Company’s degree of success at fiscal year-end. Although the measures may vary from year to year, generally the corporate objectives will include operating profit and net sales results as compared to budget or the results from the prior year, or both.

For the individual component, your performance plan serves as the mechanism to capture key individual results-based objectives (RBOs), competency objectives (COs) and an assessment of overall performance. The individual goals are generally tailored to relate to matters within each person’s specific department or area of responsibility.

The following chart summarizes the performance components under the AIP:

Performance Component	Definition	Performance Measures

Corporate	E-Z-EM	Financial Objectives –
May include operating profit
and net sales

Individual	Business area financial	Financial Objectives tailored
	RBOs (for applicable	for very specific goals such as
	Leaders)	individual business unit net sales
or product line net sales
Overall	Non-financial RBOs that
Performance	reflect overall Company	“SMART” RBOs
or specific business area
	objectives	Position description and
expectations

Competencies	E-Z-EM’s competencies and COs

At the end of each fiscal year, actual performance results are measured against the established performance corporate and individual objectives and expectations. The allocation of AIP awards is determined by: (1) the extent to which the corporate performance objectives are achieved and individual performance levels are attained, and (2) the weights assigned to the corporate and individual components.

The component weights vary by incentive band and are based on degree of control, organizational level, scope of responsibility and business area.

Specifically:

Weight by Incentive Component

Incentive Band	Corporate Performance	Individual Overall Performance

Senior Executive Band -	75%	25%

CEO & Sr. Vice President

Executive Band -	75%	25%

Vice President

Leadership I	60%	40%

Leadership II	60%	40%

Leadership III	50%	50%

Leadership IV	25%	75%

Corporate Component – More Details

A portion of your AIP award is based on E-Z-EM’s performance. At the beginning of each fiscal year financial objectives are established and generally include, but are not limited to, operating profit and net sales targets. The Company will establish a range of acceptable financial performance results for each target (the “payout curve”). Each payout curve will include the target for the year and the minimum and maximum incentive levels for that particular component, as well as a threshold amount below which no AIP award will be paid.

The percentage of weighting for specific financial objectives (e.g. operating profit and net sales) may vary by incentive bands and/or individual.

Following the end of each fiscal year, the actual financial results for each target is compared to the appropriate payout curve to determine the amount of payment, if any, related to the corporate component of the AIP.

Individual Performance Component – More Details

A portion of your annual incentive award is based on your individual performance objectives and your overall performance for each fiscal year. Your manager will document your performance at the end of each fiscal year based on their assessment of your specific performance compared to your individual objectives (RBOs). In considering your overall performance for the year, your manager will evaluate whether you have met all your RBOs, demonstrated corporate competencies in the achievement of results, provided strong contributions during the year, and accomplished your day-to-day responsibilities.

Each year managers are provided with specific individual performance criteria as guidance in determining the individual component under the AIP. These recommendations are then reviewed by E-Z-EM’s President and CEO and, for the Company’s Officers, by the Committee.

Award Restrictions

The AIP has a “safety net” that prevents E-Z-EM from paying out awards if specific performance levels are not achieved:

Corporate Performance: The maximum global payout of all the incentive plans is thirty-five percent (35%) of the Company’s operating profit (operating profit defined as before the cost of the bonus program is deducted). In the event the payout to all participants would exceed thirty-five percent (35%) of the Company’s operating profit, all bonus payments will be reduced pro-rata so as not to exceed the thirty-five percent (35%) limitation.

Individual Performance: No annual incentive awards are paid if an individual is placed on a Performance Enhancement Plan, regardless of corporate performance outcomes.

In addition to the limitations set forth above, the Company may establish new limitations or restrictions, including modifying minimum thresholds for award payout or limiting maximum payout and may modify existing restrictions.

Frequently Asked Questions:

Who may participate in the plan? E-Z-EM Officers, Senior Directors, Directors, Senior Managers, Managers, and those with similar positions, as well as certain other key employees are eligible to participate in the AIP.

When are new hires eligible to participate in the AIP? Most new hires are immediately eligible to participate, with awards prorated to reflect the period of employment during the fiscal year. However, new employees who start in the last quarter of the Company’s fiscal year will wait until the new fiscal year to participate. The Committee may, in its sole discretion, determine who shall be eligible to participate in the AIP and may establish such criteria as it deems fit for each fiscal year.

When do I receive the corporate and individual performance criteria for a fiscal year? On or about the start of each fiscal year, you will be provided with the corporate (financial) objectives for such fiscal year. Additionally, you and your manager will prepare and complete your individual objectives on a Performance Plan.

How do I know about my percentage targets, minimum and maximum payout, corresponding payout curves and any limitations? On or about the start of each fiscal year, you shall be provided with the percentage targets (minimum, target and maximum) and the payout curve for each performance component and any limitations.

Do I receive my bonus if I leave E-Z-EM? The payment of an incentive depends on the circumstances in which an employee leaves E-Z-EM. Specifically:

Voluntary Separation: Employees who voluntarily leave E-Z-EM before any incentives are paid out will forfeit the entire annual incentive award, regardless of any amounts earned.

Involuntary Separation without Cause: Employees with length of service greater than six months who are terminated without cause will generally be entitled to a pro-rata portion of the award (depending upon date of termination) to which he or she would have been entitled, had the employee remained employed throughout the full fiscal year. Such a pro-rated award, if any, may be paid at such time as other employees receive their AIP awards.

Length of Service: Employees who leave the Company with less than or equal to six months of service in the fiscal year forfeit their bonus payout.

Involuntary Separation for Cause: Employees whose employment is terminated due to cause will forfeit the entire annual incentive award regardless of when they were terminated.

When are AIP Awards Paid? If an award is earned during a fiscal year, the Company will generally pay such award during August of the following fiscal year.

Is my base salary used to calculation my award? For award calculation purposes, your actual base earnings for the fiscal year are used, rather than your actual base salary on any given date. This approach takes into account different base salary levels that may apply during any given fiscal year and unpaid leaves of absence, during which a participant is not eligible for an incentive.

Who do I call if I have questions about the AIP? If you have questions after you have read this plan summary, you may contact your manager or the Vice President - Global Human Resources.

Administration of the Plan

The AIP shall be administered by the Committee, which shall have full power and discretionary authority to interpret the AIP, to construe any doubtful or disputed terms, to amend or modify the Plan as it deems appropriate, to determine the amount of benefits payable to an employee under the AIP, to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the AIP, to make any other determinations, including factual determinations, and to take any other such actions as it deems necessary or advisable in carrying out its duties under the AIP.

Miscellaneous

This AIP Summary describes the provisions of the E-Z-EM, Inc. Annual Incentive Plan. E-Z-EM reserves the full right to amend, suspend or terminate the AIP at any time, for any reason or no reason. Enrollment in this AIP is not a guarantee of employment and employment with E-Z-EM is not a guarantee of continued participation in this AIP.

Enrollment in the AIP is not a guarantee that a bonus award will be paid. Actual awards, if any, will be determined based on the performance of E-Z-EM and individual employees.